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                                                                    EXHIBIT 99.1


                 DESCRIPTION OF CAPITAL BANCORP, INC. SECURITIES

GENERAL

Common Stock. The board of directors is authorized, without further action by the shareholders, to provide for the issuance of up to 20,000,000 shares of the Company's voting common stock, no par value per share. This is the only class of the Company's securities that is outstanding as of August 30, 2004. See "The Company's Common Stock" discussion appearing later in this document.

Preferred Stock. The board of directors is authorized, without further action by the shareholders, to provide for the issuance of up to 20,000,000 shares of preferred stock, from time to time in one or more series. See "The Company's Preferred Stock" discussion appearing later in this document.

Debt Securities. The board of directors is authorized to issue debt securities for the Company on terms determined by the board in the exercise of its business judgment. No such securities have been issued by the Company and, as of August 30, 2004, no such securities are planned to be issued.

THE COMPANY'S COMMON STOCK

The Company's charter authorizes the issuance of up to 20,000,000 shares of its voting common stock, no par value per share. As of August 30, 2004, the Company estimates that it has approximately 3,340,000 outstanding shares held by an estimated 800 stockholders. No shares are reserved for issuance except those related to the Company's stock option plan. See "The Common's Stock Option Plan" discussion appearing later in this document. Voting and other rights may be affected by the Company's authorized preferred stock and by its shareholders rights agreement. See "The Company's Shareholders Rights Agreement" and "The Company's Preferred Stock" discussions appearing later in this document.

Each share of common stock is entitled to one vote on all matters. Cumulative voting is not authorized. The presence in person or by proxy of at least a majority of the total number of outstanding shares of the common stock entitled to vote is necessary to constitute a quorum at annual and other meetings of the shareholders. No preemptive or conversion rights are attached to any shares of the common stock. The rights of holders of the common stock may be affected by issuances of the Company's authorized but as yet unissued shares of preferred stock and by the Company's shareholders rights agreement.

The Company's common stock is registered under Section 12 of the Securities Exchange Act of 1934 pursuant to 17 C.F.R. 240.12g-3(a) as a result of its share exchange in 2001 with Capital Bank & Trust Company ("Capital Bank"). Capital Bank's shares were registered under Section 12(g) of the Securities Exchange Act and the Company was the successor issuer to Capital Bank. Under the Securities Exchange Act, the Company files annual, quarterly and other types of reports under, and its common shares are subject to all of the requirements of, the Securities Exchange Act.

Classified board of directors

Shareholders of the Company elect directors by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's charter provides that the Company's board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The


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directors in each class serve three-year terms of office. The effect of the
Company having a classified board of directors is that only approximately one third of the members of the Company's board of directors are elected each year, which effectively requires two annual meetings for the Company's stockholders to change a majority of the members of the Company's board of directors.

The purpose of dividing the Company's board of directors into classes was primarily to facilitate continuity and stability of leadership of the Company by ensuring that experienced personnel familiar with the Company will be represented on the Company's board of directors at all times, and to permit the Company's management to plan for the future for a reasonable time. The classified board may also have the effect of discouraging takeover or acquisition attempts.

Director Removal and Vacancies

The Company's charter provides that a director may be removed by the Company's stockholders only if "cause" for removal exists and if there is an affirmative vote for removal by seventy-five percent of the voting power of all shares of the Company's capital stock entitled to vote generally in the election of directors. The charter also provides that vacancies on the Company's board of directors may be filled only by the Company's board of directors. The purpose of these provisions is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder. Accordingly, these provisions may have the effect of impeding efforts to gain control of the Company's board of directors by anyone who obtains a controlling interest in the Company's common stock. The term of a director appointed to fill a vacancy expires at the next meeting of stockholders at which that class of directors is elected.

Director and Officer Indemnification and Limitation on Liability

The Company's charter and bylaws provide for indemnification of its directors, officers, employees and agents against liabilities and expenses incurred in legal proceedings concerning the Company to the fullest extent permitted under Tennessee law. Indemnification will not apply to persons who acted other than in good faith and in a manner he or she reasonably believed to be in the best interest of the Company. The Company's charter eliminates a director's liability to the Company or its shareholders for monetary damages to the maximum extent permitted by law.

Under Tennessee law, the Company must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if certain conditions are met. A director may apply for court-ordered indemnification under certain circumstances.

Amendment of the charter provisions governing indemnification requires a vote of seventy-five percent of the Company's outstanding shares unless a majority vote is expressly permitted by the board of directors.

Dividends

The Company has never declared a cash dividend. In May of 2004, the Company declared and issued a two-for-one stock split effective July 30, 2004. All of the numbers of shares stated in this discussion have been adjusted to reflect this stock split. The Company does not expect to pay a cash dividend in 2004. Dividends in the future may be paid as determined by the Company's board of directors from time to time in accordance

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with federal and state law. To the extent practicable, but in all events subject to a wide variety of considerations and to the discretion of the board of directors, the Company may pay dividends from time to time in accordance with Tennessee law.

The Company's ability to pay cash dividends is restricted by a number of factors, including legal limits, the availability of cash, prudential and growth considerations, and other factors. For example, no dividend or other distribution of assets can be made under Tennessee law if the Company is insolvent or would be rendered insolvent by such action. Under the law governing Tennessee business corporations, called the "Tennessee Business Corporation Act," the Company may not pay a dividend if afterwards the Company would be unable to pay its debts as they become due or if the Company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

It is important to note that cash available for dividend distribution to shareholders must initially come from dividends or fees which Capital Bank pays the Company. The Company is a legal entity separate and apart from its subsidiary Capital Bank. As a result, the legal restrictions on Capital Bank's dividend payments also affect the ability of the Company to pay dividends.

Capital Bank is a commercial bank chartered under Tennessee law. Tennessee and federal law restrict the timing and amount of dividends that may be paid by commercial banks like Capital Bank. For example, a Tennessee chartered commercial bank is prohibited from paying cash dividends in any calendar year that exceed the total of (1) its net income of that year (2) combined with its retained net income of the preceding two years unless the Tennessee Commissioner of Financial Institutions pre-approves the dividend. Prior regulatory approval must also be obtained before Capital Bank can declare any cash dividends if the amount of Capital Bank's capital and surplus is below certain statutory limits. It is expected that most of the funds that Capital Bank could use to pay dividends or fees to the Company will, instead, be utilized to support Capital Bank's present and future operations and growth.

Other regulations impose "safety and soundness" and other restrictions on Capital Bank's ability to pay dividends and fees to the Company. The federal bank regulatory agencies have indicated that paying dividends that would deplete Capital Bank's or the Company's capital base to an inadequate level would be an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation ("FDIC") have issued policy statements which provide that bank holding companies, like the Company, and insured depository institutions, like Capital Bank, generally should only pay dividends out of current operating earnings. In addition, under the Federal Deposit Insurance Act, an FDIC-insured depository institution (such as Capital Bank) may not make any capital distributions (including the payment of dividends) or pay any management fees to the Company or pay any dividend if it is undercapitalized or if such payment would cause it to become undercapitalized within the meaning of applicable law.

Any dividends that may be declared and paid by the Company in the future will depend upon earnings, financial condition, regulatory and prudential considerations, and or other factors affecting the Company that cannot be reliably predicted.

Amendment of Charter and Bylaws

The Company may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the


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amendment to the stockholders. Unless the board of directors otherwise determines, the Company's charter requires a vote of seventy-five percent or more of the shares of capital stock entitled to vote in an election of directors to amend the provisions of the charter governing directors, removal of directors, requisite voting levels, anti-takeover provisions, and indemnification provisions.

The Company's board of directors may adopt, amend, or repeal the Company's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of the Company's stockholders, but only by a "supermajority vote" of not less than seventy-five percent of all outstanding shares of the Company entitled to vote at the meeting.

The Company's charter requires that the Company's board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee consisting of three or more directors and may, subject to certain exceptions, authorize that committee to exercise all of the authority of the board of directors.

Special Meetings of Stockholders

Special meetings of the Company's stockholders may be called for any purpose or purposes, at any time, by the chairperson of the board of directors, the chief executive officer, not less than eighty percent of the members of the board of directors, or by the holders of at least seventy-five percent of the shares entitled to vote at any such proposed meeting.

Stockholder Nominations and Proposals

Holders of Company common stock are entitled to submit proposals to be presented at an annual meeting of the Company's stockholders. The Company's charter and bylaws provide that any proposal of a stockholder which is to be presented at any meeting of stockholders must be sent so it is to be received by the Company in advance of the meeting. All such proposals must meet the strict criteria set forth in the Company's charter and bylaws and/or the Securities and Exchange Commission's regulations governing security holder proposals. Essentially, nominations made other than by the board of directors must be made by shareholders and they must provide the type of information that the Company itself is required to provide to shareholders with respect to the nomination of directors. If such nominations are not so made, they are to be disregarded.

Business Combinations

The Company's charter provides that, unless more restrictively required by applicable law, the affirmative vote of the holders of seventy-five percent or more of the outstanding shares entitled to vote for the election of directors is required to authorize (1) any merger, share exchange or consolidation of the Company with or into another entity or (2) any sale, lease, or other disposition of all or substantially all of the Company's assets to another person or entity, except where any of these transactions will occur between the Company and any of its majority-owned, direct or indirect, subsidiaries. The affirmative vote of seventy-five percent of all directors of the Company then in office is required to waive this "supermajority" provision.

As a Tennessee corporation, the Company is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested stockholders. Tennessee has multiple anti-takeover acts that are or may become applicable to the Company. These are the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection


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Act. The Tennessee Control Share Acquisition Act applies to the Company because the Company's charter includes an express provision electing to be covered by that act.

Such laws and the provisions of the Company's charter and bylaws regarding business combinations might be deemed to make the Company less attractive as a candidate for acquisition by others than would otherwise be the case in the absence of such provisions. These provisions may make it more difficult for the Company's stockholders to replace the Company's board of directors or management, even if the holders of a majority of the Company's common stock should believe that such replacement is in the interests of the Company. Such provisions may tend to perpetuate the incumbent board of directors and management and may have the effect of preventing the shareholders from receiving a premium on their shares in some circumstances.

The Company's shareholders are not subject to further assessments by the Company on their shares. In the event of liquidation, dissolution or winding up of the Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities. The Company's shares do not require a "sinking fund" maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. The Company's shareholders do not have a right of redemption to sell their shares back to the Company.

The Company's Stock Option Plan

The Company's employees and directors, and certain other persons, are eligible to participate in the 2001 Capital Bancorp Stock Option Plan (the "Company's stock option plan"). As of August 30, 2004, approximately 546,000 shares of the Company's common stock are reserved and unexercised in connection with the Company's stock option plan. This number is, of course, subject to change.

The Company's Shareholders Rights Agreement

Effective as of July 18, 2001, the board of directors of the Company adopted a Shareholders Rights Agreement (the "Rights Agreement"). The following discussion is qualified in its entirety by the terms of the Rights Agreement, a copy of which is an Exhibit to the Company's 2001 Annual Report on Form 10-K. On that date, as a result of the adoption of the Rights Agreement, the board authorized and declared a dividend of one common share purchase right (a "Right") for each outstanding share of the Company's Common Stock (the "Common Shares"). The dividend was payable on July 18, 2001, to the shareholders of record on that date (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as hereinafter defined) or the expiration or earlier redemption or exchange of the Rights. Except as set forth below, each Right entitles the registered holder to purchase from the Company, at any time after the Distribution Date one Common Share at a price per share of $45, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are as set forth in the Rights Agreement. The following description of the Rights is qualified by reference to the Rights Agreement. The board does not intend for the Rights Agreement to deter honest offers to acquire control of the Company but, rather, that the Rights Agreement will serve to prevent shareholders from being treated disparately and unfairly.

Initially the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares upon the earliest to occur of
(i) ten days after the public announcement of a person's or group of affiliated or associated persons' having acquired beneficial ownership of fifteen percent or more of the outstanding Common Shares (such person or group being hereinafter referred to as an "Acquiring Person"); or (ii) ten days (or such later date as the board may determine) following the commencement of, or announcement of an intention to make, a tender


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offer or exchange offer the consummation of which would result in a person or group's becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date").

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with, and only with, the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on July 18, 2011 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described in the Rights Agreement.

In addition, the board of directors of the Company may, at its option (provided that there are then Independent Directors in office and a majority of the Independent Directors concur), at any time and from time to time on or after triggering event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the Agreement, for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such exchange ratio being the "Exchange Ratio"). The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void). In any exchange pursuant to applicable provisions of the Agreement, the Company, at its option, may substitute for any share of common stock exchangeable for a Right (i) common stock equivalents, (ii) cash, (iii) debt securities of the Company, (iv) other assets, or (v) any combination of the foregoing, having an aggregate value that a majority of the Independent Directors and the board of directors of the Company shall have determined in good faith to be equal to the Current Market Price of one share of Common Stock (as determined pursuant to the terms of the Agreement).

In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding Common Shares at a price and on terms which a majority of certain members of the board of directors determines to be adequate and in the best interests of the Company, its stockholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to acquire a Common Share for a purchase price equal to fifteen percent of the then current market price, or at such greater price as the Rights Committee shall determine (not to exceed thirty-three and one-third percent of such current market price). Notwithstanding the foregoing, all Rights that are, or were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void and not exercisable.




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In the event that, at any time following the Distribution Date, (i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than fifty percent of the Company's assets or earning power is sold or transferred, then each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise and payment of the Purchase Price, common shares of the acquiring company having a value equal to two times the Purchase Price. If a transaction would otherwise result in a holder's having a Flip-In as well as a Flip-Over Right, then only the Flip-Over Right will be exercisable; if a transaction results in a holders having a Flip-Over Right subsequent to a transaction resulting in a holders having a Flip-In Right, a holder will have Flip-Over Rights only to the extent such holders' Flip-In Rights have not been exercised.

The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of Common Shares, (ii) upon the grant to holders of Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion price, less than the then current market price of Common Shares, or (iii) upon the distribution to holders of Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above). However, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent. No fractional Common Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of Common Shares on the last trading day prior to the date of exercise.

At any time prior to the time a person becomes an Acquiring Person, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0005 per Right, subject to adjustment by the Rights Committee at a price between $.0005 and $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the board of directors in its sole discretion may establish.

Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

All of the provisions of the Rights Agreement may be amended prior to the Distribution Date by the board of directors of the Company for any reason it deems appropriate. Prior to the Distribution Date, the board is also authorized, as it deems appropriate, to lower the thresholds for distribution and Flip-In Rights to not less than the greater of (i) any percentage greater than the largest percentage then held by any shareholder, or (ii) ten percent. After the Distribution Date, the provisions of the Rights Agreement may be amended by the board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders of the Company, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.





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The Rights will not prevent a takeover of the Company. However, the Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires more than 15% or more of the outstanding common stock unless the Rights are first redeemed by the Company's board.

THE COMPANY'S PREFERRED STOCK

The charter of the Company authorizes the issuance by the Company of up to 20,000,000 shares of its preferred stock. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion, or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons. As of August 30, 2004, the Company has no present plans to issue any of its preferred stock.

The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of Company's common stock, including the share of the Company's common stock. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of holders of the common shares. The issuance of shares of the preferred stock might also serve to deter or block any attempt to obtain control of the Company, or to facilitate any such attempt, thus having, potentially, either an "anti-takeover" or a contrary effect.

FUTURE DEVELOPMENTS

The foregoing information is subject to change. The foregoing discussion is intended to summarize matters related to the Company's securities and the entire discussion is qualified by reference to the Company's charter, bylaws, stock option plan, and shareholders rights agreement, all of which documents have been made exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. These documents are, of course, subject to change.

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